Exhibit 99.1
Item 6.  Selected Financial Data
Five-Year Financial Summary

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands)
Operating Data
Revenue	$766,645	$850,617	$833,734	$668,667	$639,402
Expenses:
Cost of revenue	525,047	531,230	543,502	429,302	398,704
Selling and administrative	208,374	242,118	224,011	187,151	193,195
Depreciation	28,491	27,205	25,397	25,646	25,372
Amortization	4,606	1,638	534	—	—
Restructuring charges, integration costs and asset impairment charges	39,329	17,001	14,159	10,410	7,738
Gain on sale of building	—	—	—	—	896
Purchased in-process research and development	—	—	958	—	—

Operating (loss) income	(39,202)	31,425	25,173	16,158	15,289
Interest expense	(8,495)	(8,320)	(8,046)	(7,434)	(12,452)
Loss on extinguishment of debt	—	—	—	—	(8,815)
Loss on sale of marketable securities	—	—	—	(7,890)	—
Gain on sale of equity investment	—	9,210	—	—	—
Other income (expense), net	5,561	1,127	3,340	1,537	(39)

(Loss) income from continuing operations before income taxes	(42,136)	33,442	20,467	2,371	(6,017)
Income tax benefit (expense)	11,728	(7,890)	(9,811)	(3,623)	796

(Loss) income from continuing operations	$(30,408)	$25,552	$10,656	$(1,252)	$(5,221)

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands, except per share data and current ratio)
Balance Sheet Data
Current assets	$202,453	$310,222	$298,291	$369,995	$308,299
Current liabilities	$109,884	$198,385	$128,527	$139,100	$157,387
Working capital	$92,569	$111,837	$169,764	$230,895	$150,912
Current ratio	1.84:1	1.56:1	2.32:1	2.66:1	1.96:1
Plant and equipment, net	$130,149	$121,848	$132,784	$106,944	$93,997
Total assets	$480,749	$508,002	$513,055	$559,255	$656,249
Total debt	$89,194	$74,870	$71,073	$66,115	$62,395
Stockholders’ equity	$186,583	$251,952	$238,483	$315,085	$384,861
Per Share Data
(Loss) earnings per share from continuing operations:
Basic	$(1.11)	$0.91	$0.34	$(0.04)	$(0.15)
Diluted	$(1.11)	$0.88	$0.34	$(0.04)	$(0.15)
Dividends	$0.22	$0.22	$0.22	$0.22	$0.22
     As of December 31, 2008, the remaining portion of the Company’s $75.0 million convertible subordinated debentures (the “Notes” — approximately $8.3 million) are classified as noncurrent liabilities. The Notes were included in current liabilities as of December 31, 2007 as a result of the redemption and repurchase features that were able to occur on October 1, 2008, as discussed in more detail in Note 11 to the Consolidated Financial Statements. Excluding this classification in 2007, working capital would have been $183,949, and the current ratio would have been 2.46 to 1. This amount is classified as a noncurrent liability for 2004 through 2006. The classification of the debentures is discussed in more detail in Note 11 to the Consolidated Financial Statements.

     Also refer to Items Affecting Comparability in Management’s Discussion and Analysis of Financial Condition and Results of Operations for other items affecting the comparability of the financial information presented above.